Thrivent Church Loan and Income Fund

901 Marquette Avenue, Suite 2500

Minneapolis, Minnesota 55402-3211

July 29, 2020

Thrivent Church Loan and Income Fund

901 Marquette Avenue, Suite 2500

Minneapolis, Minnesota 55402-3211

Dear Sirs or Madams:

This opinion is furnished in connection with the registration by Thrivent Church Loan and Income Fund, a Delaware statutory trust (the “Fund”), of 25,000,000 Class S shares of beneficial interest (“Shares”) under the Securities Act of 1933 pursuant to the Registration Statement on Form N-2 (Securities Act File Nos. 333-226163; 811-23362), as amended by Post-Effective Amendment No. 2 (“Amendment”) thereto (“Registration Statement”) being filed by the Fund with the Securities and Exchange Commission.

I have acted as internal legal counsel to the Fund in connection with the preparation of the Registration Statement, and I am familiar with the proceedings taken by the Fund in connection with the authorization, issuance and sale of the Shares. In addition, I have examined and am familiar with the Agreement and Declaration of Trust of the Fund and such other documents as I have deemed relevant to the matters referred to in this opinion.

Based on the foregoing, I am of the opinion that the Shares, upon issuance and sale in the manner referred to in the Registration Statement, will be legally issued, fully paid and non-assessable shares of beneficial interest of the Fund.

Pursuant to paragraph (b)(4) of Rule 486 under the Securities Act of 1933, I represent that, based on my review and assessment of the disclosure changes being effected by the Amendment, the Amendment does not contain disclosures that would render it ineligible to become effective pursuant to paragraph (b) of Rule 486.

I consent to this opinion being filed as an exhibit to the foregoing Registration Statement.

Sincerely,

/s/ John D. Jackson

John D. Jackson
Assistant Secretary